UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2008

First Citizens Bancshares, Inc.
 (Exact name of registrant as specified in its charter)

Commission file number 0-11709
 ________________________

Tennessee	62-1180360
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

P.O. Box 370, One First Citizens Place
Dyersburg, Tennessee 38024
 (Address of principal executive offices including zip code)

(731) 285-4410
 (Registrant's telephone number, including area code)
________________________

Item 2.06: Material Impairments

The Registrant hereby files this document to report changes related to Item 2.06.

First Citizens Bancshares, Inc. (the Company) owns Fannie Mae and Freddie Mac perpetual preferred stock with an amortized cost of $1.85 million.  These securities account for less than 1 percent of the Company's total investment portfolio.  As a result of Fannie Mae and Freddie Mac being placed into conservatorship on September 7, 2008, by the United States Department of Treasury, the Company will report an other-than-temporary impairment loss of $1.75 million (or $1.16 million, net of applicable tax adjustments) on Fannie Mae and Freddie Mac perpetual preferred securities as of September 30, 2008.  The impact of this non-cash impairment charge net of tax is a reduction $0.32 per share to 2008 earnings per share.  Despite the impairment charge, the Company will report positive net income for the three months ended September 30, 2008 and will remain well capitalized at the consolidated bank and consolidated bank holding company levels as defined under regulatory capital guidelines for financial institutions and bank holding companies.

Forward Looking Statements

This report contains certain forwarding-looking statements about the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They also include words such as "believe," "expect," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may". Certain factors could cause actual results to differ materially from expected results including changes in the general economic conditions (such as interest rates, employment levels and real estate values), legislative and regulatory changes, developments with respect to the Fannie Mae and Freddie Mac conservatorships, changes in the Company's, Freddie Mac's and Fannie Mae's business operations and the results thereof and changes in the securities markets. First Citizens Bancshares, Inc. does not intend to update this Report and expressly disclaims any obligation to do so.